Exhibit 16.01

July 16, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of The Inventure Group, Inc.’s Form 8-K dated July 16, 2008, and have the following comments:

1.             We agree with the statements made in the first, third, fourth and fifth paragraphs.

2.             We have no basis on which to agree or disagree with the statements made in the second and last paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP